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Exhibit No. 11.  Statement re: Computation of Per Share Earnings for the three months ended March 31, 1996 and 1995.(1)

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

                                                 THREE MONTHS ENDED
                                                      MARCH 31,
                                               ------------------------
                                                  1996          1995
                                               ------------------------
                                                  (IN THOUSANDS EXCEPT
                                                     PER SHARE DATA)

Net income                                         $319          $370
                                                   ====          ====


Weighted average shares outstanding               3,157         3,306

Common stock equivalents due to dilutive
   effect of stock options                            -             -

Total weighted average common shares
   and equivalents outstanding                    3,157         3,306
                                                  =====         =====

Primary earnings per share                        $0.10         $0.07
                                                  =====         =====

Total weighted average common shares
   and equivalents outstanding                    3,157         3,306

Additional dilutive shares using the end
   of period market value versus the
   average market value when applying
   the treasury stock method(2)                     N/A           N/A
                                                    ---           ---
Total weighted average common shares
   and equivalents outstanding for fully
   diluted computation                            3,157         3,306
                                                  =====         =====

Fully diluted earnings per share                  $0.10         $0.07
                                                  =====         =====

(1)The Company's common stock was issued February 14, 1995 in connection with the Conversion of Watsonville Federal Savings and Loan Association from mutual to stock form. Net income and common shares outstanding for the period from February 15, 1995 to March 31, 1995 were used to compute net income per share for the three months ended March 31, 1995.
(2)Fully dilutive earnings per share do not result in dilution of three percent or more or are anti-dilutive and are, therefore, not separately presented in the consolidated statements of operations.

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